UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2007

NewGen Technologies, Inc
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

000-23365	33-0840184
(Commission File Number)	(IRS Employer Identification No.)

6000 Fairview Road, 12th Floor, Charlotte, NC 28210
(Address of Principal Executive Offices, Including Zip Code)

(704) 552-3590
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

NewGen Technologies, Inc. ("NewGen") (OTCBB:NWGN - News) entered into a strategic agreement with Titan Global Holdings ("Titan") (OTCBB: TTGL - News) for the rights to exclusively manufacture and distribute biofuels for Appalachian Oil Company, Inc. ("Appco"), www.goappco.com.

Previously, on Monday, July 23th, Titan announced that its newly formed energy division, Titan Energy Group, had entered into a definitive agreement to purchase 100% of the outstanding stock of Appco, representing Titan's initial acquisition in the sector.

Under the terms of the agreement between Titan and NewGen, Titan agreed to enter into a 10 year supply agreement with Refuel America, Inc., a wholly owned subsidiary of NewGen, providing it with the exclusive right to supply biofuel products to Appco or its affiliates at the then prevailing market price for such biofuel products at the time an order was placed. The agreement can only be terminated by Appco or its affiliates for cause. In exchange for NewGen's cooperation with Titan's efforts to purchase Appco and other consideration, Titan will pay NewGen $1.3 million in reimbursements for good faith deposits previously paid by NewGen to Appco and other Appco related professional fees and expenses incurred by NewGen. Payments will be made at or prior to the Appco closing, which is anticipated to be September 4, 2007. Also, NewGen will receive $600,000 annually under a consulting agreement to provide advice on strategic and operational business matters related to biofuels and related strategic areas.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibit:

No.	Description

10.1	Settlement Agreement dated July 24, 2007, by and between NewGen Technologies, Inc, Titan Global Holdings, Inc., and Frank Crivello.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewGen Technologies, Inc.

July 30, 2007	/S/ Bruce Wunner
Name: Bruce Wunner
Title: Chief Executive Officer